As filed with the Securities and Exchange
        Commission on December 22, 1998

           Registration No. 333-______



        SECURITIES AND EXCHANGE COMMISSION
             WASHINGTON, D.C.  20549


                     FORM S-8

          REGISTRATION STATEMENT UNDER
           THE SECURITIES ACT OF 1933

               S & T BANCORP, INC.
(Exact name of registrant as specified in its charter)



Pennsylvania	                                 25-1434426
(State or other jurisdiction of	              (I.R.S. Employer
incorporation or organization)                Identification No.)

800 Philadelphia Street                       15701
Indiana, Pennsylvania                         (Zip Code)
(Address of Principal
Executive Offices)



                S & T Bancorp, Inc.
      Thrift Plan for Employees of S & T Bank
             (Full title of the Plan)

                  Robert E. Rout
             Chief Financial Officer
               S & T Bancorp, Inc.
       P.O. Box 190, 800 Philadelphia Street
           Indiana, Pennsylvania  15701
                 (724) 465-4825
       (Name, address, including zip code, and
        telephone number, including area code,
                of agent for service)

                         Copy to:
                Richard E. Baltz, Esquire
                    Arnold & Porter
                555 Twelfth Street, N.W.
                 Washington, D.C.  20004
                    (202) 942-5124


                      CALCULATION OF
                     REGISTRATION FEE



                               		Proposed	       Proposed
                                	Maximum	        Maximum
Title Of         	Amount	        Offering	       Aggregate	   Amount of
Securities To	    To be	         Price           Offering	    Registration
Be Registered	    Registered     Per Share*	     Price*    	  Fee

Common Stock	     1,000,000	     $27.10	       $27,100,000   $7,533.80
$2.50 Par Value	  shares



	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.




*	Estimated solely for the purpose of calculating the
registration fee pursuant to Securities Act Rule 457(c) and (h), on the basis of the average of the high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on December 18, 1998.



                            PART II
     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

	The following documents filed by S&T Bancorp, Inc. (the "Corporation" or the "Registrant") with the Securities and Exchange Commission ("Commission") are hereby incorporated herein by reference:

	   (a)	the Corporation's Annual Report on Form
        10-K for the fiscal year ended December 31, 1997;

   	(b)	all other reports filed by the Corporation pursuant
        to Sections 13(a) or 15(d) of the Securities Exchange
        Act of 1934, as amended ("Exchange Act"), subsequent to December 31, 1997; and

   	(c)	the description of the Corporation's Common Stock
        contained in the Corporation's Registration Statement pursuant to Section 12(g) of the Exchange Act, and any amendment or report filed for the purposes of updating such description.

	All documents filed by the Corporation after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange
Act, prior to the filing of a post-effective amendment which indicates that all of the Corporation's Common
Stock offered hereby has been sold or which withdraws from registration such Common Stock then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration
Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

	        Not applicable.

Item 5.  Interests of Named Experts and Counsel.

	        The consolidated financial statements of the Corporation incorporated by reference in the Corporation's Annual Report (Form 10-K) at December
31, 1997 and for each of the three years in the period ended December 31, 1997, have been audited by Ernst &
Young, LLP, independent auditors, as set forth in their report thereon appearing and incorporated by reference elsewhere herein which, as to the years
December 31, 1996 and 1995 are based in part on the report of S.R. Snodgrass, independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

	Arnold & Porter, Washington, D.C., has
delivered its legal opinion that the shares of the Corporation's Common Stock offered pursuant to the Thrift Plan for Employees of S&T Bank (the "Plan") have been duly authorized by the Corporation and that the shares, when issued in accordance with the terms of the Plan, for the legal consideration of not less than $2.50 per share, will be validly issued, fully paid and nonassessable.

Item 6.  Indemnification of Directors and Officers.

	        Section 1741 of the Pennsylvania Business
Corporation Law of 1988 (PBCL) permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a representative of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation.

	        Section 1743 of the PBCL provides that to the extent that a representative of the corporation has been successful in defending any such proceeding, such person shall be indemnified against expenses
(including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        	With respect to a proceeding by or in the right of the corporation, Section 1742 of the PBCL provides that such person may be indemnified against expenses (including attorneys' fees) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The statute further provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought, or the appropriate Pennsylvania Court of Common Pleas, upon application, determines that he is entitled to indemnification under the circumstances. With respect to both third party actions and actions brought by or in the right of the corporation, the representative may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the shareholders, that the defendant met the applicable standard of conduct described above.


	        The Pennsylvania statutes permit a
corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he is not entitled to indemnification.
A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

II-2
        	Pennsylvania law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The
Corporation's Bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification, and permit indemnification of directors and officers in situations where such indemnification is not mandatory pursuant to the laws of Pennsylvania. The Corporation has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by its officers and directors in connection with the performance of their duties.

	        The foregoing descriptions are general
summaries only. Reference is made to the full text of the Corporation's Articles of Incorporation, Bylaws and Plan incorporated herein by reference.

Item 7.  Exemption from Registration Claimed.

	        Not applicable.

Item 8.  Exhibits.

        The exhibits listed on the Index of Exhibits on page II-8 of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

	        Pursuant to subsection (b) of this Item, the Corporation undertakes to submit the Plan (and any amendments thereto) to the Internal Revenue Service
("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.


Item 9.  Undertakings.

        	The undersigned Registrant hereby undertakes:

1.	      To file, during any period in which offers or
         sales are being made, a post-effective amendment to this Registration Statement:

       	(i)	  To include any prospectus required by
              Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

       	(ii)	 To reflect in the prospectus any facts
              or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

II-3
       	(iii)	To include any material information
              with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

		            Provided, however, that paragraphs (i)
              and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;



2.	      That, for the purpose of determining any
         liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof;

3.	      To remove from registration by means of a
         post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.	      That, for purposes of determining any
         liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall bee deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.	      Insofar as indemnification for liabilities
         arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

                               SIGNATURES



	        Pursuant to the requirements of the
Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on December 21, 1998.


                         		S & T BANCORP, INC.

                           By:/s/
                               James C. Miller
					                          President and
					                          Chief Executive Officer and
					                          Director





	        Pursuant to the requirements of the
Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                Title                      Date

Principal Officers:

/s/
James C. Miller          President and Chief        Date:  December 21, 1998
                         Executive Officer
                         and Director (Principal
                         Executive Officer)

/s/
James G. Barone          Executive Vice President   Date:  December 21, 1998
                         and Secretary/Treasurer

/s/
Robert E. Rout           Senior Vice President &    Date:  December 21, 1998
                         Chief Financial Officer
                         (Principal Financial Officer
                         and Accounting Officer)
II-5
Directors:

*
Thomas A. Brice          Director

*
Forrest L. Brubaker      Director

*
James L. Carino          Director

*
John J. Delaney	         Director

*
Robert D. Duggan         Chairman and Director

*
Thomas W. Garges, Jr.    Director

*
William J. Gatti         Director

*
Ruth M. Grant            Director

*
Jeffrey D. Grube	        Director

*
Herbert L. Hanna	        Director

*
Frank W. Jones           Director

II-6

Directors:

*
Joseph A. Kirk	          Director

*
Samuel Levy	             Director

*
James C. Miller	         President and Chief
                         Executive Officer
                         and Director

*
Alan Papernick	          Director

*
W. Parker Ruddock	       Director

*
Myles D. Sampson	        Director

*
Charles A. Spadafora	    Director

*
Christine J. Torretti	   Director


*By: /s/				                                Dated:    December 21, 1998
     James C. Miller, Attorney-in-Fact

  Pursuant to the requirements of the Securities
Act of 1933, the Chairman of the Committee which administers the Corporation's Thrift Plan for Employees of S&T Bank has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania on
December 21, 1998.

		                          /s/
                          		James G. Barone

II-7

          INDEX OF EXHIBITS

Exhibit 4.1	           Provisions of the Articles of
Incorporation of S&T Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to Exhibit No. 19 to the Corporation's
Quarterly Report on Form 10-Q for the quarter ended
March 31, 1991 and Exhibit 4.1 to the Corporation's
Registration Statement on Form S-3 filed November 22,
1991 (File No. 33-44164).

Exhibit 4.2	           Thrift Plan for Employees of
S&T Bank, as amended and restated as of October 1, 1998. Filed herewith.

Exhibit 5              Opinion of Arnold & Porter
with respect to the legality of the Common Stock being registered, filed herewith.

Exhibit 23.1	          Consent of Ernst & Young LLP,
Independent Auditors, filed herewith.

Exhibit 23.2	          Consent of Arnold & Porter,
contained in their opinion filed as Exhibit 5 hereto.

Exhibit 23.3	          Consent of S.R. Snodgrass, A.C.,
Independent Auditors, filed herewith.

Exhibit 24	            Powers of Attorney of certain
officers and directors of the Corporation.

II-8

                                            EXHIBIT 5

                    December 21, 1998


S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania  15701

Ladies and Gentlemen:

      	Reference is made to the Registration
Statement on Form S-8 ("Registration Statement") of
S&T Bancorp, Inc., a Pennsylvania corporation ("S&T"), with respect to 1,000,000 shares of $2.50 par value common stock of S&T ("S&T Common Stock") which are to be offered or sold pursuant to the Thrift Plan for Employees of S&T Bank (the "Plan").

 	     We have been requested to furnish an opinion to be included as Exhibit 5 to the Registration
Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion. Our opinion is based on our review of the latest standard compilation available to us of the Pennsylvania Business Corporation Law of 1988.

	      The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

  A.	  We have assumed without verification the
genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

  B.	  The opinions set forth herein are based on
existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

  C.	  We have assumed without verification that,
with respect to the minutes of any meetings of the Board of Directors or any committees thereof of S&T or of the stockholders of S&T that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

  D.	  We have assumed without verification the
accuracy and completeness of all corporate records made available to us by S&T.

  E.	  We express no opinion as to the effect or
application of any laws or regulations other than the Pennsylvania Business Corporation Law as in effect on this date. As to matters governed by the law specified in the foregoing sentence, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

	      Based upon such examination and
investigation and upon the assumption that there will be no material changes in the documents we examined and the matters investigated, we are of the opinion that the shares of S&T Common Stock included in the Registration Statement have been duly authorized by S&T and that, when issued in accordance with the terms of the Plan, such shares of S&T Common Stock will be validly issued, fully paid and nonassessable under the Pennsylvania Business Corporation Law of 1988 as in effect on this date.

	      This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date. In giving this consent, we do not hereby admit that we are an "expert" within the meaning of the 1933
Act.

	      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Sincerely,

		                              /s/ ARNOLD & PORTER



                                       EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the references to our firm under the caption "Interests of named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the Thrift Plan for Employees of S&T Bank and to the incorporation by reference therein of our report dated January 16, 1998, with respect to the consolidated financial statements of S&T Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                    /s/ ERNST & YOUNG, LLP



Pittsburgh, Pennsylvania
December 17, 1998




                                       EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of S&T Bancorp, Inc. on Form S-8 pertaining to the Thrift Plan for Employees of S&T Bank, of our report dated February 10, 1997 (as it relates to the financial statements of Peoples Bank of Unity for the years ended December 31, 1996 and 1995) appearing in the Annual Report on Form 10-K of S&T Bancorp, Inc. for the year ended December 31, 1997.

We also consent to the reference to our firm under Item 5 - "Interest of Named Experts and Counsel" in such Registration Statement.

/s/ S.R. Snodgrass, A.C.

Wexford, PA
December 17, 1998




                                       EXHIBIT 24

                 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James C. Miller, James G. Barone and Robert
E. Rout and each of them (with full power of each of them to act alone), his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority) a Registration
Statement on Form S-8, and any and all amendments
(including post-effective amendments) thereto, with all exhibits and any and all documents required to be filed with respect thereto, relating to the registration under the Securities Act of 1933, as amended, of shares of the Corporation's common stock authorized to be issued or sold pursuant to the Corporation's Thrift Plan, and of plan interests in such plan, granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

       	IN WITNESS WHEREOF, each of the undersigned has, with full power of substitution and resubstitution, hereunto set his hand as of the date specified.


Signature                  Title                      Date

Principal Officers:

/s/ James C. Miller
James C. Miller            President and Chief        March 16, 1998
                           Executive Officer
                           (Principal Executive
                           Officer)

/s/ James G. Barone
James G. Barone            Executive Vice President   March 16, 1998
                           and Treasurer/Secretary

/s/  Robert E. Rout
Robert E. Rout	            Senior Vice President      March 16, 1998
                           and Chief Financial
                           Officer (Principal
                           Accounting Officer)



Directors:


/s/ Thomas A. Brice
Thomas A. Brice	                   Director            March 16, 1998

/s/ Forrest L. Brubaker
Forrest L. Brubaker	               Director            March 16, 1998

/s/ James L. Carino
James L. Carino                    Director            March 16, 1998

/s/ John J. Delaney
John J. Delaney	                   Director            March 16, 1998

/s/ Robert D. Duggan
Robert D. Duggan	                  Chairman and        March 16, 1998
                                   Director

/s/ Thomas W. Garges, Jr.
Thomas W. Garges, Jr.	             Director            March 16, 1998

/s/ William J. Gatti
William J. Gatti                   Director            March 16, 1998

/s/ Ruth M. Grant
Ruth M. Grant	                     Director            March 16, 1998

/s/ Jeffrey D. Grube
Jeffrey D. Grube                   Director            March 16, 1998

/s/ Herbert L. Hanna
Herbert L. Hanna	                  Director            March 16, 1998

/s/ Frank W. Jones
Frank W. Jones                     Director            March 16, 1998

/s/ Joseph A. Kirk
Joseph A. Kirk                     Director            March 16, 1998

/s/ Samuel Levy
Samuel Levy                        Director            March 16, 1998

/s/ James C. Miller
James C. Miller	                   Director            March 16, 1998

/s/ Alan Papernick
Alan Papernick	                    Director            March 16, 1998

/s/ W. Parker Ruddock
W. Parker Ruddock                  Director            March 16, 1998

/s/ Myles D. Sampson
Myles D. Sampson                   Director            March 16, 1998

/s/ Charles A. Spadafora
Charles A. Spadafora               Director            March 16, 1998

/s/ Christine J. Toretti
Christine J. Toretti               Director            March 16, 1998